Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2024
LAKELAND, Fla., March 3, 2025 Publix’s sales for the three months ended Dec. 28, 2024 were $15.5 billion, a 5.5% increase from $14.7 billion in 2023. Comparable store sales for the three months ended Dec. 28, 2024 increased 4.1%. The company estimates sales for the three months ended Dec. 28, 2024 increased 1.4% due to the impact of Hurricane Milton.
Net earnings for the three months ended Dec. 28, 2024 and Dec. 30, 2023 were $1.2 billion. Earnings per share for the three months ended Dec. 28, 2024 increased to $0.37 per share, up from $0.36 per share in 2023. Excluding the impact of net unrealized gains on equity securities in 2024 and 2023, net earnings for the three months ended Dec. 28, 2024 and Dec. 30, 2023 would have been $1.1 billion. Earnings per share for the three months ended Dec. 28, 2024 would have been $0.34 per share, compared to $0.32 per share in 2023.
Publix’s sales for the fiscal year ended Dec. 28, 2024 were $59.7 billion, a 4.6% increase from $57.1 billion in 2023. Comparable store sales for the fiscal year ended Dec. 28, 2024 increased 2.9%.
Net earnings for the fiscal year ended Dec. 28, 2024 were $4.6 billion, compared to $4.3 billion in 2023, an increase of 6.6%. Earnings per share for the fiscal year ended Dec. 28, 2024 increased to $1.41 per share, up from $1.31 per share in 2023. Excluding the impact of net unrealized gains on equity securities in 2024 and 2023, net earnings for the fiscal year ended Dec. 28, 2024 would have been $4 billion, compared to $4.1 billion in 2023, a decrease of 1%. Earnings per share for the fiscal years ended Dec. 28, 2024 and Dec. 30, 2023 would have been $1.23 per share.
These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2025, Publix’s stock price increased from $18.05 per share to $19.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Publix’s success is due to our associates,” said Publix CEO Kevin Murphy. “I’m so thankful to serve with them in making shopping at Publix a pleasure.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 28, 2024 and Dec. 30, 2023 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 28, 2024 and Dec. 30, 2023:

	Three Months Ended
	Dec. 28, 2024	Dec. 30, 2023
	(Amounts are in millions, except per share amounts)
Net earnings	$1,200	1,178
Fair value adjustment, due to net unrealized gain, on equity securities held at end of year	(134)	(173)
Income tax expense (1)	34	45
Net earnings excluding impact of fair value adjustment	$1,100	1,050
Weighted average shares outstanding	3,265	3,301
Earnings per share excluding impact of fair value adjustment	$0.34	0.32

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 28, 2024 and Dec. 30, 2023:

	Fiscal Years Ended
	Dec. 28, 2024	Dec. 30, 2023
	(Amounts are in millions, except per share amounts)
Net earnings	$4,635	4,349
Fair value adjustment, due to net unrealized gain, on equity securities held at end of year	(788)	(398)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	48
Income tax expense (1)	200	90
Net earnings excluding impact of fair value adjustment	$4,047	4,089
Weighted average shares outstanding	3,284	3,320
Earnings per share excluding impact of fair value adjustment	$1.23	1.23
(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 255,000 associates, currently operates 1,392 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 27 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###